Exhibit 5.1

VINFAST AUTO PTE. LTD.

61 Robinson Road

#06-01, 61 Robinson

Singapore 068893

Attention: The Board of Directors

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
EWK/THM/359988/1	N/A	15 June 2023	1/7

Dear Sirs

VINFAST AUTO PTE. LTD. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-4 OF THE COMPANY

1.	Introduction

We have acted as Singapore legal counsel to VinFast Auto Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore in connection with the registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on or around 14 June 2023, as amended (the “Registration Statement”), relating to a business combination provided for in the State of New York law governed business combination agreement dated 12 May 2023 (the “Business Combination Agreement”) entered into between the Company, Black Spade Acquisition Co (“BSAQ”) and Nuevo Tech Limited (“Merger Sub”), and the following related transactions in connection with the Business Combination Agreement (the “Transaction”):

(a)

the issue of up to 21,130,000 new ordinary shares in the capital of the Company credited as fully paid up to the shareholders of BSAQ (the “New Shares”) pursuant to the terms of the Business Combination Agreement and as a result of the consummation of the merger of Merger Sub with and into BSAQ in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Merger”), with BSAQ being the surviving company, continuing its existence under the Cayman Islands Companies Act as a direct wholly-owned subsidiary of the Company; and

(b)

the assignment by BSAQ and assumption by the Company of (i) an aggregate of up to 6,380,000 private placement warrants issued by BSAQ (the “BSAQ Private Placement Warrants”), each BSAQ Private Placement Warrant entitling the holder thereof to purchase one Class A ordinary share of BSAQ, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment, and (ii) an aggregate of up to 8,450,000 redeemable warrants (the “BSAQ Public Warrants” and, together with the BSAQ Private Placement Warrants, the “BSAQ Warrants”) issued by BSAQ, each BSAQ Public Warrant entitling the holder thereof to purchase one Class A ordinary share of BSAQ, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment, with each BSAQ Warrant that is outstanding and unexercised, upon consummation of the Merger, being exchanged for a corresponding warrant to be issued by the Company, aggregating up to 14,830,000 warrants (the “Company Warrants”), exercisable for new ordinary shares in the capital of the Company (the “Warrant Shares”) instead of Class A ordinary shares of BSAQ.

RAJAH & TANN SINGAPORE LLP

9 Straits View, Marina One West Tower, #06-07, Singapore 018937 T +65 6535 3600 www.rajahtannasia.com

We are registered in Singapore with limited liability (UEN T08LL0005E). We do not accept service of court documents by fax.

MEMBER OF RAJAH & TANN ASIA NETWORK

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The Merger is subject to, inter alia, the conversion of the Company from a private company incorporated in Singapore, to a public company incorporated in Singapore, in accordance with the provisions of the Companies Act 1967 of Singapore (the “Singapore Companies Act” and such conversion, the “Conversion to Public Company”) and a share consolidation being effected by the Company (the “Share Consolidation”) such that each ordinary share of the Company that is issued and outstanding immediately prior to the effective time of the Merger will be consolidated into a number of ordinary shares in the Company as determined in accordance with the Business Combination Agreement.

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	Documents

For the purposes of this opinion, we have examined and relied on the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the Business Combination Agreement;

(c)

a copy of the warrant agreement dated 15 July 2021 between BSAQ and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “BSAQ Warrant Agreement”);

(d)

a form of the assignment, assumption and amendment agreement between the Company, BSAQ and the Warrant Agent, amending the terms of the BSAQ Warrants (the “Warrant Assumption Agreement”) so that BSAQ assigns to the Company all of its rights, interests, and obligations in and under the BSAQ Warrant Agreement and which amends the BSAQ Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants, with each such warrant representing the right to subscribe for, from the Merger Effective Time (as defined in the Business Combination Agreement), one Warrant Share (and all references to Class A ordinary shares (as such term is defined therein) underlying such warrants is amended to Company Ordinary Shares (as such term is defined therein));

(e)	a copy of the Company’s Certificate Confirming Incorporation of Company dated 19 January 2015 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(f)

a draft of the Constitution of the Company to take effect upon the completion of the Conversion to Public Company and the issue of the Certificate Confirming Incorporation Upon Conversion being issued by ACRA (the “Listing Constitution”);

(g)

copies of the minutes or as the case may be, resolutions in writing of the board of directors of the Company dated 19 January 2015, 12 March 2021, 22 November 2021, 30 November 2021, 7 December 2021 and 11 May 2023;

(h)	copies of the minutes or as the case may be, resolutions in writing passed by the shareholders of the Company dated 12 March 2021, 6 December 2021, 28 December 2021 and 11 May 2023;

(i)	a copy of the results of the instant information (company) search (“ACRA Search”) of the Company through BizFile, being the business service portal of ACRA (the “Service”) as at 14 June 2023: and

(j)	copies of such other documents as we have considered necessary or desirable in order that we may render this opinion.

Other than the documents expressly referred to above in this paragraph 2 (the “Documents”), we have not reviewed any other document or carried out any other enquiries, or investigation (including without limitation, any due diligence on the Company) for the purposes of giving this opinion. We have assumed that the documents contain all information required for the purposes of this opinion and as a basis for the opinions expressed herein, and there is no information contained in any other document which has not been provided to us for our review or any information not disclosed to us and which would, if so provided or disclosed, require us to amend or vary this opinion or make any further inquiry or investigation which would, in our judgment, be necessary or appropriate, for the purposes of expressing the opinions set forth herein. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any of the Documents.

3.	Scope

This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts (“Applicable Laws”), and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the Business Combination Agreement, the BSAQ Warrant Agreement, the Warrant Assumption Agreement and the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other relevant jurisdictions (other than Singapore).

This opinion speaks as of the date hereof, no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may, affect this opinion in any respect.

4.	Assumptions

For the purposes of this opinion, we have assumed (without making any investigation) the following:

(a)

each party to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement (other than the Company) is duly incorporated and validly existing under the laws of the country of its incorporation and its place of business;

(b)

that the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement are and/or shall, when executed and delivered by the parties thereto, be legal, valid, binding and enforceable in accordance with its terms for all purposes under laws of the State of New York and the laws of all other relevant jurisdictions and the Applicable Laws;

(c)	the Merger shall be effective in accordance with the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement and the applicable law and regulations;

(d)

the genuineness of any description, identity, legal capacity and authority of any signatory and the authenticity of all seals, chops and signatures and of any duty stamp or marking, the completeness and conformity to original instruments of all copies submitted to us (including the resolutions and minutes referred to in paragraphs 2(g) and 2(h)), documents referred to in this opinion and specified as being in draft form (including the Warrant Assumption Agreement) will be executed, or in the case of the Listing Constitution, adopted, prior to the effectiveness of the Merger and the issuance of any of the New Shares, the Company Warrants and/or the Warrant Shares and in the form of the draft presented to us with no amendments (other than amendments approved by us) and that any document submitted to us is true and complete, up to date and continues in full force and effect;

(e)

all signatures on the copies of the executed documents reviewed by us which were applied by electronic means satisfy the requirements set out in the Electronic Transactions Act 2010 of Singapore for the valid and proper use of electronic signatures in contracts and transactions;

(f)

that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(g) and 2(h) above were and/or shall, when executed and delivered, be duly and properly passed in accordance with the Constitution of the Company for the time being in force (the “Constitution”) and remain in full force and effect and have not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed;

(g)

in entering into the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement and (in respect of the Company) in approving the preparation, execution and filing of the Registration Statement with the Commission, the entry into the transactions contemplated in the Registration Statement and the execution of, and entry into, the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement, (i) each party thereto (as the case may be) has done or will do so (as the case may be) in good faith and in furtherance of its substantive objects and for the legitimate purpose of carrying on its business, (ii) each director and officer of such party has been duly appointed in accordance with applicable laws and the constitutive documents of the relevant party in force at that time and has properly performed his or her duties (including but not limited to fiduciary duties to such party), acted in good faith in and having regard to all relevant matters, reasonably and honestly believed that the assumption and the performance by such party of its obligations thereunder (as the case may be) would be in its commercial interests and for its commercial benefit, and without intention to defraud any of the creditors of the Company;

(h)

the Conversion to Public Company being completed, and ACRA having issued the Certificate Confirming Incorporation of Company Upon Conversion, and the Share Consolidation being completed, prior to the issuance of any of the New Shares, the Company Warrants and/or the Warrant Shares;

(i)

the Company has not entered into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict the issue of the New Shares, the Company Warrants and/or the Warrant Shares;

(j)	the information disclosed in the ACRA Search:-

(i)

is true and complete and reveals all matters which are capable of being revealed and are required to be notified to ACRA notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search;

(k)

no transaction in connection with, or contemplated by, the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement constitutes or will constitute a transaction at an undervalue, an unfair preference or an extortionate credit transaction within the meaning of Section 228 of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore and we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement or any of the transactions contemplated pursuant to the Transaction in any jurisdiction except, in the case of the Company, to the extent expressed in our opinions herein;

(l)

the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement are not, and will not be, engaging in, nor is any such party aware of, misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement which might render the Business Combination Agreement, the BSAQ Warrant Agreement, the Warrant Assumption Agreement or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(m)

there are no provisions of the laws or public policy of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws or public policy of any jurisdiction outside Singapore may be relevant, such laws have been and will be complied with;

(n)

(i) the purchase price of the BSAQ Private Warrants is USD1.00 for each BSAQ Private Warrant and at the time of the initial public offering of BSAQ, each unit of securities of BSAQ being offered (consisting of one Class A ordinary share of BSAQ and one-half of a BSAQ Public Warrant) had an offering price of USD10.00 per unit, and (ii) each BSAQ Warrant will be exchanged for one Company Warrant;

(o)

that the New Shares, the Company Warrants and the Warrant Shares to be issued in connection with the Transaction will be duly registered in the names of the persons who are issued and allotted the New Shares, the Company Warrants and the Warrant Shares in the register of members or warrantholders of the Company (as the case may be), or in the name of the Depository Trust Company or its nominee, as the case may be, and the certificate(s) for the New Shares, the Company Warrants and the Warrant Shares will be duly issued and delivered in accordance with the provisions of the Singapore Companies Act;

(p)

the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will be in compliance with all applicable laws of relevant jurisdictions at the time the New Shares, the Company Warrants and the Warrant Shares are offered or issued as contemplated by the Registration Statement, and all the New Shares, the Company Warrants and the Warrant Shares will be duly offered, sold, registered and delivered in accordance with the terms of the applicable laws of the relevant jurisdictions in the manner stated in the Registration Statement, the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(q)

the board of directors and shareholders of the Company shall, after the Conversion to Public Company is completed, and the Certificate Confirming Incorporation of Company Upon Conversion is issued by ACRA, and after the completion of the Share Consolidation but before the issue of the New Shares, the Company Warrants and the Warrant Shares (as the case may be) to be issued under the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement (as the case may be), resolve to approve the allotment and issue of the New Shares, the Company Warrants and the Warrant Shares under the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement (as the case may be), such resolutions being duly and properly passed in accordance with the Listing Constitution and the Singapore Companies Act, remaining in full force and effect and having not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed; and

(r)

no resolution or other action has been taken that may affect the validity of the resolutions referred to in this letter and, with respect to directors’ resolutions, the interests of each director required to be disclosed and the exercise of powers by such interested directors, in each case pursuant to applicable laws and the Constitution were duly disclosed and observed; no action has been taken or will be taken and none of the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement nor any of their respective officers or employees has any notice of any matter which would affect the validity and regularity of such resolutions; all factual statements, warranties and representations made or implied in the documents referred to herein (including the Documents referred to in paragraph 2 above), including all representations, warranties and undertakings set out in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement, are or will at the time of execution of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement be true, complete, accurate and correct and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Opinion

Based on our review of the Documents and subject to the assumptions, qualifications and limitations set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that, upon the effectiveness of the Merger in accordance with the Business Combination Agreement:

(a)

the New Shares, when issued and delivered by the Company in accordance with the Listing Constitution and the terms as set out in the Business Combination Agreement, will be validly issued, fully paid and non-assessable;

(b)

the Company Warrants, when issued and delivered by the Company in accordance with the Listing Constitution and the terms as set out in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement, will each represent the right to subscribe for one Warrant Share, and the Company Warrants will be validly issued; and

(c)

the Warrant Shares to be subscribed and issued in accordance with the BSAQ Warrant Agreement and the executed Warrant Assumption Agreement following the exercise of the Company Warrants (if and when exercised in accordance with their terms and against payment of the full consideration payable for the Warrant Shares as set forth in the BSAQ Warrant Agreement and the executed Warrant Assumption Agreement), when issued and delivered by the Company in accordance with the Listing Constitution will be validly issued, fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the New Shares and the Warrant Shares offered means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

6.	Qualifications

Our opinions expressed in this opinion letter are subject to the following further qualifications:

(a)

the information that we obtained from the Service may not, however, be complete or up-to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed by the relevant persons with the Service in a timely manner or having been filed with the Service, have not been processed (or been delayed in its processing) by the Service and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Services or as a result of incomplete or inaccurate information contained in the filings made with the Services;

(b)

under Singapore law, holders of book-entry interests in the Securities deposited with The Depository Trust Company will not be recognised as shareholders of the Company unless registered as such in the register of members of the Company; and

(c)

we express no opinion as to any of the documents that may be referred to in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement nor to documents executed or transactions effected ancillary to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement or any other matters, except such Documents as have been set forth in paragraph 2 herein.

No qualification specified above or any other part of this opinion letter is limited by reference to any other qualification.

7.

We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Transaction, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

8.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

9.

This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Transaction, the Registration Statement, the Business Combination Agreement, the BSAQ Warrant Agreement, the Warrant Assumption Agreement or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP
Rajah & Tann Singapore LLP